SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL NINIVAGGI
JONATHAN CHRISTODORO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 28, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

FOR IMMEDIATE RELEASE

CARL C. ICAHN ON EBAY: “THEY JUST DON’T GET IT”

New York, New York, February 28, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.

I am frankly growing a bit tired of reading eBay’s repetitive evasive responses to the legitimate issues we have been raising.  Their messages all sound the same.  Repeating the same mantra – “world-class” board, “world-class” board, “world-class” board – over and over again might work in a totalitarian state where only one side gets to speak.  But, thankfully, we live in a democratic state where there can be a voice of reason on the other side.

My gripes with the corporate governance lapses at eBay will not be silenced by monotonous doublespeak. As reported by the New York Post yesterday, governance expert Paul Hodgson stated, after reviewing our correspondence with eBay: “Shareholders need to think really seriously about whether they should re-elect these directors to the board.”

Representatives of my firm have held board seats on dozens of public companies, and, as you know, we were staunch critics of many of these boards before we joined.  But I can resoundingly tell you that I have never seen what looks to me to be such blatant disregard for fiduciary obligations to stockholders as I have seen at eBay.  Based on the responses of eBay’s public relations machine, the eBay Board seems to be in a state of denial concerning what has occurred under their watch. We also intend to thoroughly examine the record of eBay CEO Mr. John Donahoe, who the eBay public relations machine continues to praise, despite eBay’s dismal stock price performance relative to its peers since he became CEO.

The point is not whether processes may have been put in place or whether directors may have recused themselves from portions of meetings or whether “fairness” opinions were obtained from investment bankers (because we all know how useful, objective and conflict-free those are). The point is that because of the multiple hats they wear and a number of their actions, we believe that eBay directors Mr. Marc Andreessen and Mr. Scott Cook have clear conflicts which call into question whether they can adequately fulfill the duty of loyalty that every director owes to ALL eBay stockholders.

The best part about corporate democracy is that stockholders and incumbent boards and management teams can have honest, accurate debates on issues of great concern.  eBay challenged us to have such a debate, and CNBC invited us both to use their program as a public forum.  We immediately accepted, but eBay backed down from their challenge and refused.  Now, it appears that an honest, accurate debate with eBay, which democracy calls for, will never happen because they would rather hide behind their public relations machine, believing that if they repeat “world-class” enough times stockholders will believe it.

We would like to remind eBay of what the great Abraham Lincoln said: “You can fool some of the people all of the time, and all of the people some of the time, but you can't fool ALL of the people ALL of the time.”

Sincerely,

Carl C. Icahn

Contact: Susan Gordon: (212) 702-4309

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.